Exhibit 10.2

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into as of December 8, 2004 by and among Thomas L. Kennedy (the “Executive”), Northeast Pennsylvania Financial Corp., a Delaware corporation (the “Company”), First Federal Bank, a federally-chartered savings bank and a wholly-owned subsidiary of the Company (the “Bank”), and KNBT Bancorp, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Company and Parent are entering into an Agreement and Plan of Merger, dated as of December 8, 2004 (the “Merger Agreement”); and

WHEREAS, the Company, the Bank and the Executive are parties to an Employment Agreement effective as of January 1, 2004 (the “Employment Agreement”); and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement, the Company, the Bank and the Executive agree that the Employment Agreement shall be terminated as of the Effective Date of the Merger (as such terms are defined in the Merger Agreement), and that the Executive shall be entitled to the rights and payments set forth herein in lieu of any rights and payments under the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

1.                                      Certain Actions to Be Taken in 2004 and 2005.

(a)                                  The Company, the Bank and their respective boards and committees, and the Executive, hereby agree to take the following actions between the date hereof and December 31, 2004, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2004:

(i)                                     the Executive may exercise all or any portion of the vested non-qualified stock options granted to the Executive under the Company’s 1998 Stock-Based Incentive Plan  (as amended and restated), 2000 Stock Option Plan and 2004 Stock Plan (the “Option Plans”) (i.e., all vested non-qualified options under each plan to be exercised), and the Executive acknowledges that a failure to do the foregoing could result in the cash payable under Section 2(a) being reduced pursuant to Section 2(b) hereof;

(ii)                                  the Company and/or the Bank shall pay to the Executive a cash amount equal to $250,000.00, minus applicable withholding taxes, with such amount representing a prepayment of a portion of the cash severance that would otherwise be paid to the Executive at the Effective Date of the Merger.

(b)                                 The Company, the Bank and their respective boards and committees agree to take all necessary actions so that, at the Effective Date of the Merger, all then unvested stock options held by the Executive at that time shall become vested and exercisable and each unexercisable stock option held by the Executive shall be treated in accordance with Section 3.04 of the Merger Agreement and each share of restricted stock shall vest and shall be treated in accordance with Section 3.05 of the Merger Agreement.

(c)                                  The Company, the Bank and their respective boards and committees agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and have them be fully effective and consummated no later than December 31, 2004, including without limitation making the cash payment specified in Section 1(a)(ii) above.

(d)                                 The Executive acknowledges and agrees that he is not entitled to any ESOP Restoration Benefit (as such term is defined in the First Federal Bank Supplemental Executive Retirement Plan (As Amended and Restated Effective January 1, 2002) (the “SERP”) under Section 4.02 of the SERP.  The Executive further acknowledges and agrees that he will receive any vested benefit due him under the SERP at the times and in the amounts set forth in the SERP.

2.                                      Acknowledgement of Payment, Release and Waiver.

(a)                                  Provided the Executive’s employment has not been terminated for cause (as defined in Executive’s Employment Agreement), death, disability or voluntarily terminated by the Executive and the Company, the Bank and their respective boards and committees have taken the actions necessary pursuant to Sections 1(a), 1(b) and 1(c) hereof prior to the Effective Date the Bank shall pay to the Executive an amount equal to (i) $648,191 on the Effective Date, subject to adjustment as set forth in Section 2(b) below (the “Maximum Amount”), minus (ii) the Initial Present Value Amount (as defined in Section 3(c) below) of the welfare benefits to be provided to the Executive pursuant to Section 3(a) below, with applicable withholding taxes to be subtracted from the amount payable to the Executive.  In consideration of such payment and the other provisions of this Agreement, the Executive, the Company, the Bank and Parent hereby agree that, except as provided in Section 4 below, the Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Date of the Merger.

(b)                                 If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Company, the Bank or Parent, would constitute a “parachute payment” under Section 280G of the Code, based upon the calculations described below, then the amount payable by Parent pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Parent under Section 2(a) being non-deductible to Parent, the Company and/or the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 2(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar.  The determination of any reduction in the payment to be made pursuant to Section 2(a) shall be based upon an analysis prepared by Muldoon Murphy Faucette & Aguggia LLP (“Muldoon Murphy”),

which analyses shall be reasonably acceptable to Elias, Matz, Tiernan & Herrick L.L.P. and paid for by the Company. Muldoon Murphy shall provide its analysis no later than five (5) business days prior to the Effective Date of the Merger, and may use such actuaries as it may deem necessary or advisable for the purpose.

3.                                      Payment of Welfare Benefits.

(a)                                  For a period of up to sixty (60) full calendar months (as elected by the Executive) following the Effective Date of the Merger, Parent agrees to cause to be continued life, medical, dental and disability coverage pursuant to the policies offered to its employees for the Executive and any of his dependents covered by the Company or the Bank immediately prior to the Effective Date of the Merger (except that Parent may elect to continue or convert the existing life and/or disability insurance policies covering the Executive), except as set forth in Section 3(b) below.  During such sixty (60) full calendar month period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles.  In the event the Executive’s participation in any such plan or program is barred, Parent shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have received under such plans and programs from which their continued participation is barred or provide their economic equivalent. The Executive’s spouse and other covered dependents covered by the Company or the Bank immediately prior to the Effective Date of the Merger shall be entitled to continued medical and dental coverage for the remainder of the 60 month period (or such shorter period as elected by the Executive), with the Executive’s spouse and other dependents being responsible for paying the employee share of any premiums, copayments or deductibles.

(b)                                 In lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive may elect to receive a cash payment equal to the present value of the cost to Parent of providing such coverage for any number of consecutive months the Executive elects not to receive coverage, in which event (i) Section 3(a) shall no longer require such coverage to be provided by Parent, (ii) the cash payment in lieu of such coverage shall be included in the amount set forth in Section 2(a)(i) hereof, without any increase in such amount, and (iii) the present value of such coverage shall not be included in the deduction specified in Section 2(a)(ii) hereof; provided, however, that if the Executive will continue as an employee of Parent or its Subsidiaries subsequent to the Effective Date of the Merger, he will not be able to elect a cash payment for the period of time that he continues to serve as an employee.  If the Executive desires to receive a cash payment in lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive shall give written notice of such election to Parent on or before March 31, 2005.

(c)                                  The value of the benefits to be provided by Parent pursuant to Section 3(a) above shall be discounted to present value in accordance with Section 280G of the Code, and an amount equal to 50% of such present value shall be added to the present value amount to cover anticipated premium increases over the 60 month period specified in Section 3(a) above.  The present value calculations shall be based on the discount rates published by the Internal Revenue Service for the month in which the Effective Date of the Merger occurs.  The aggregate present value of the coverages actually provided by Parent pursuant to Section 3(a) hereof (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage), as determined as of the Effective Date of the Merger and as increased by the 50% factor set forth in the first sentence of this Section 3(c), is referred to herein as the “Initial Present Value Amount.”

(d)                                 In the event the costs to Parent of providing the benefits set forth in Section 3(a) (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage) increase due to increases in premiums, changes in coverage or otherwise and the effect of such increase is to increase the present value of the benefits provided by Parent above the Initial Present Value Amount (the “Adjusted Present Value Amount”), then the Executive shall elect to either reduce one or more of his insurance coverages or pay a higher share of the total premium cost so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

4.                                      Releases.

(a)                                  Upon payment of the amounts set forth in Section 2(a) (as such amount may be adjusted pursuant to Section 2(b) hereof), the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Company, the Bank and their successors from any obligation under the Employment Agreement. The obligations of Parent to provide benefits pursuant to Section 2 above shall continue for the period specified therein.

(b)                                 Upon payments of the amounts set forth in Section 2(a) (as such amount may be adjusted pursuant to Section 2(b) hereof), each of the Company and the Bank for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Employment Agreement, provided that, notwithstanding the foregoing, the Company and the Bank (and their successors) do not hereby release the Executive from any obligation under Sections 6, 9 and 10 of the Employment Agreement; it being specifically understood and agreed that the geographic area of the Executive’s non-competition obligations under Section 10 thereof shall be limited to the Pennsylvania counties of Monroe, Luzerne, Schuylkill, Carbon and Columbia and that such obligations shall expire one year from the Effective Date of the Merger.

5.                                      General.

(a)                                  Heirs, Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)                                  Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c)                                  Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d)                                  Defined Terms.  Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e)                                  Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

(f)                                    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(g)                                 Gender. References herein to the masculine gender shall be deemed to refer to the feminine gender where appropriate.

6.                                      Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.  In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

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IN WITNESS WHEREOF, the Company, the Bank and Parent have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ Jerry D. Holbrook	/s/ Thomas L. Kennedy
Name: Jerry D. Holbrook	Name: Thomas L. Kennedy
Title: Corporate Secretary	Title: Chairman of the Board

ATTEST:	NORTHEAST PENNSYLVANIA FINANCIAL CORP.

/s/ Jerry D. Holbrook	By:	/s/ Thomas M. Petro
Name: Jerry D. Holbrook		Name: Thomas M. Petro
Title: Corporate Secretary		Title: President and Chief Executive Officer

ATTEST:	FIRST FEDERAL BANK

/s/ Jerry D. Holbrook	By:	/s/ Thomas M. Petro
Name: Jerry D. Holbrook		Name: Thomas M. Petro
Title: Corporate Secretary		Title: President and Chief Executive Officer

ATTEST:	KNBT BANCORP, INC.

/s/ Michelle A. Linsky	By:	/s/ Scott V. Fainor
Name: Michelle A. Linsky		Name: Scott V. Fainor
Title: Corporate Secretary		Title: President and Chief Executive Officer